Exhibit 10.7
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of March 31, 2006, by and between HUNTINGTON BEACH PROPERTIES, INC., a California corporation (“Landlord”), and SPORT CHALET, INC., a Delaware corporation (“Tenant”).
RECITALS:
A. Landlord currently leases to Tenant certain “Premises” (as more particularly described in the “Lease”, as hereinafter defined), located at the southeast corner of Beach Boulevard and Stark Street in Huntington Beach, California, pursuant to that certain Lease (the “Lease”) dated as of August 25, 1994, by and between Landlord and Tenant (then known as Sport Chalet, Incorporated, a Delaware corporation). All initial capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms in the Lease.
B. Landlord and Tenant now desire to enter into this First Amendment to amend the Lease to provide for the grant of two (2) additional options to extend the Term of the Lease, each by an additional five (5) year Option Term (in addition to the two (2) existing options to extend the Term of the Lease each by an additional five (5) year Option Term, as provided in the Lease) for a total of four (4) Option Terms of five (5) years each, on the terms and subject to the conditions more particularly provided herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:
1. Notwithstanding anything to the contrary contained in the Lease
     (a) Section 3(c) of the Lease is hereby amended and restated as follows:
     Landlord hereby grants Tenant four (4) separate options (the “Options”) to extend the Term of this Lease for four (4) separate consecutive terms (the “Option Terms”) of five (5) years each, following expiration of the then existing Term, upon all the terms and conditions contained in this Lease, except for the payment of Minimum Rent which shall be in accordance with the provisions of
Section 5(a) below. Tenant shall give written notice of the exercise of each Option to Landlord at least six (6) months prior to the expiration of the then applicable Term. Should Tenant neglect to exercise any Option by the dates specified above, Tenant’s right to exercise shall not expire until thirty (30) days after notice from Landlord of Tenant’s failure to exercise such Option. References in this Lease to the “Term” shall mean the initial Term of this Lease, as the same may be extended by any Option Terms, as applicable. Tenant shall have no other right to extend the Term beyond the expiration of the fourth (4th) Option Term.
     (b) Section 4(a) of the Lease is hereby amended and restated as follows:
     Tenant shall pay Landlord “Minimum Rent” during the Term initially in the amount of Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667.00) per month, and increasing as of April 1, 2006 to the amount of Fifty-Four Thousand One Hundred Sixty-Six and 67/100ths Dollars ($54,166.67) per month, which amount shall remain effective through to the expiration of the initial Term of the Lease. In the event of the extension of the Term by any one or more of the Option Terms, Minimum Rent during the Option Term(s) shall be as follows:
     (i) In the event of the extension of the Term by the first Option Term, Minimum Rent shall be adjusted as of the commencement of the first Option Term to equal the product obtained by multiplying the monthly Minimum Rent in effect immediately preceding the commencement of the first Option Term (being $54,166.67 per month) by a fraction, the numerator of which is two (2) times the “Index” (as hereinafter defined) for the calendar month which is two (2) full months immediately preceding the commencement of the first Option Term and the denominator of which is the Index for the calendar month which is two (2) full months immediately preceding April 1, 2006; provided that in no event shall Minimum Rent increase to be more than $56,875.00 (being one hundred five percent (105%) of the Minimum Rent in effect prior to the commencement of the first Option Term).

     (ii) In the event of the extension of the Term by the second Option Term, the third Option Term and/or the Fourth Option Term, Minimum Rent shall be adjusted as of the commencement of the applicable Option Term to equal the product obtained by multiplying the monthly Minimum Rent in effect immediately preceding the commencement of the applicable Option Term by a fraction, the numerator of which is two (2) times the Index for the calendar month which is two (2) full months immediately preceding the commencement of such Option Term and the denominator of which is the Index for the calendar month which is sixty-two (62) full months immediately preceding the commencement of such Option Term; provided that in no event shall Minimum Rent increase to be more than one hundred ten percent (110%) of the Minimum Rent in effect prior to the commencement of the applicable Option Term.
As used herein, the “Index” shall mean the Consumer Price Index for All Urban Consumers (Los Angeles/Anaheim/Riverside Area; Base 1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics (the “Bureau”). Should such Bureau discontinue the publication of the Index, publish the same less frequently or alter the same in some other manner, then the parties shall adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices. Minimum Rent for any partial month occurring during the Term shall be prorated based upon the number of days within such month occurring during the Term. Minimum Rent shall be paid in monthly installments, in advance, on the first day of each calendar month, without demand, offset or abatement, except as specifically otherwise provided in this Lease.
     (c) Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the extension of the Lease term pursuant hereto or negotiation of this First Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with the extension of the Lease term pursuant hereto and/or this First Amendment. In the event of any claim for broker’s or finder’s fees or commissions in connection with the extension of the Lease term pursuant hereto and/or this First Amendment, (i) Landlord shall indemnify, hold harmless and defend Tenant from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Landlord, and (ii) Tenant shall indemnify, hold harmless and defend Landlord from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Tenant.
2. Except as specifically amended by this First Amendment, the Lease shall continue in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this First Amendment, the provisions of this First Amendment shall prevail.
3. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first written above.

LANDLORD:	TENANT:

HUNTINGTON BEACH PROPERTIES, INC.,	SPORT CHALET, INC.,
a California corporation	a Delaware corporation

By: Eric Olberz	By: /s/ Dennis Trausch

Eric Olberz, CFO	Dennis Trausch, Executive Vice President

(Print Name and Title)	(Print Name and Title)